Scholastic Reports Fiscal 2026 Third Quarter Results
Board Authorizes Planned $200 Million Modified Dutch Auction Tender Offer as Part of $300 Million Total Share Repurchase Authorization

Company Establishes Long-Term Net Leverage Target of 2.0-2.5x Adjusted EBITDA, Consistent with Disciplined Approach to Balance Sheet Management and Shareholder Returns

New York – March 19, 2026 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal third quarter ended February 28, 2026.

Peter Warwick, President and Chief Executive Officer, said, “Last quarter Scholastic made significant progress in its ongoing plan to enhance shareholder value, including optimizing our balance sheet with over $400 million in net proceeds from two sale-leaseback transactions and advancing our strategy to drive long-term growth and margin expansion. After returning over $147 million to shareholders through open-market share repurchases since December, our Board has additionally authorized a $200 million “modified Dutch auction tender offer” anticipated to be launched in the coming days. This is a core part of a new $300 million share repurchase authorization that, underscores our confidence in Scholastic’s long-term opportunity.

“Also in the third quarter, Scholastic’s children’s publishing, entertainment and distribution businesses continued to prove their strength, led by solid performance in Book Fairs, and underpinned by our iconic franchises across formats and platforms, our proprietary school-based channels and an integrated media business, which is rapidly expanding our reach and access to kids and families on screens and digitally. Looking ahead, our upcoming releases and media slate reinforce the depth and durability of our franchise portfolio and support sustained growth.

“In Education, we are making meaningful progress in the transformation of the division, as performance trends improved sequentially and year-over-year declines again moderated, despite continued funding volatility for schools and districts. We are benefiting from a focused strategy, execution and a lower cost structure, positioning the business for renewed growth as market conditions improve and go-to-market execution accelerates.

“Third quarter performance was consistent with expectations, reflecting the seasonal cadence of our business. Book Fairs performed solidly in the quarter, while Trade results reflected expected publishing variability compared to the prior year. Looking to the remainder of the fiscal year, we remain focused on maximizing shareholder value, disciplined execution and accelerating profitability, as we position the company for growth in fiscal 2027 and fulfill our mission to help children read, learn and thrive.”

Outlook

The Company has reaffirmed its outlook for full-year Adjusted EBITDA and free cash flow (both defined in the accompanying tables) which include adjustments for the sale-leasebacks of its major real estate assets. The outlook for full-year Adjusted EBITDA remains $146 million to $156 million, including the $14 million partial-year impact from these highly accretive transactions on rental income and expense. Fiscal 2026 free cash flow is forecasted to exceed $430 million, reflecting proceeds from the sale of the Company’s real estate assets.

The Company expects full-year revenue to be approximately flat with the prior year, reflecting year-to-date softness in Education and strong comps in Trade a year ago.

Fiscal 2026 Q3 Review

In $ millions (except per share data)	Third Quarter		Change
	Fiscal 2026	Fiscal 2025	$	%
Revenues	$329.1	$335.4	$(6.3)	(2)%

Operating income (loss) (1)	$(26.9)	$(23.9)	$(3.0)	(13)%
Earnings (loss) before taxes	$91.8	$(28.4)	$120.2	NM
Diluted earnings (loss) per share	$2.55	$(0.13)	$2.68	NM

Operating income (loss), ex. one-time items * (1)	$(24.3)	$(20.9)	$(3.4)	(16)%
Diluted earnings (loss) per share, ex. one-time items *	$(0.15)	$(0.05)	$(0.10)	NM

Adjusted EBITDA * (1)	$0.0	$6.0	$(6.0)	(100)%
NM - Not meaningful
* Please refer to the non-GAAP financial tables attached
(1) Operating income and Adjusted EBITDA include a $3.0 and $6.7 impact related to the sale-leaseback transactions, respectively.

Revenues decreased 2% to $329.1 million, primarily reflecting lower revenues in the Children’s Book Publishing and Distribution and International segment due to the timing of publishing releases compared to the prior year, partly offset by higher revenues in the Entertainment segment.

Operating loss increased 13% to $26.9 million in the quarter compared to $23.9 million a year ago, including $2.6 million and $3.0 million in one-time charges in each period, respectively. Excluding one-time charges in both periods, operating loss increased $3.4 million to $24.3 million. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) was $0.0 million in the quarter compared to $6.0 million in the prior year period. Excluding the partial-year impact of the sale-leaseback transactions of $3.0 million on adjusted operating loss and $6.7 million on adjusted EBITDA in the current period, adjusted operating loss was $21.3 million and adjusted EBITDA was $6.7 million. These improved results primarily reflect higher profits in Children’s Book Publishing and Distribution and operating performance in the Education segment reflecting continued cost discipline.

Quarterly Results

Children’s Book Publishing and Distribution

In the fiscal third quarter, the Children’s Book Publishing and Distribution segment’s revenues decreased 3% to $197.6 million. Book Fairs revenues were $113.3 million, up 2% from the prior year period, primarily driven by higher revenue per fair. Book Clubs revenues were $14.6 million, down modestly compared to $15.2 million in the prior year period, primarily reflecting modestly lower participation. Consolidated Trade revenues were $69.7 million, down 10% from the prior year period, primarily reflecting the expected comparison with last year’s publishing calendar, which benefited from a major Dog Man® release in the third quarter of fiscal 2025.

Segment operating income was $8.9 million, compared to $7.6 million, improving $1.3 million. The year-over-year improvement was primarily driven by higher revenues in Book Fairs and continued operating efficiencies.

Education

Education revenues decreased 2% to $56.1 million, reflecting continued challenging funding environment for schools and school districts, which has impacted spending on supplemental curriculum materials. Segment operating loss improved $1.7 million to $5.2 million, compared to segment operating loss of $6.9 million in the prior year period, reflecting an improved cost structure. The division continued to execute on its transformation through focused product, marketing and sales strategies with the long-term focus on cost discipline and regaining market share in core product segments, in anticipation of an expected market recovery.

Entertainment

Entertainment segment revenues increased 25% to $16.0 million, primarily reflecting higher episodic deliveries and production services revenues in the quarter. Segment operating loss improved to $3.5 million in the quarter compared to $3.9 million a year ago, including $1.0 million and $1.5 million in one-time charges in each period, respectively. Excluding one-time charges, adjusted operating loss increased $0.1 million.

International

International revenues decreased 7% to $58.7 million, excluding favorable foreign currency exchange of $3.5 million, reflecting the impact of the year-over-year timing of the Dog Man® publishing calendar. Segment operating loss was $4.7 million, compared to $2.1 million a year ago, including one-time charges of $0.1 million in the prior year period. Excluding one-time charges, adjusted operating loss increased by $2.7 million, primarily driven by lower revenues.

Overhead

Overhead costs were $22.4 million, which included one-time charges of $1.6 million, compared to $18.6 million in the prior year period, which included one-time charges of $1.4 million. Excluding one-time charges, adjusted overhead costs increased $3.6 million primarily reflecting higher lease expense and lower rental income of $3.0 million, associated with the company’s sale-leaseback transactions.

Capital Position and Liquidity

In $ millions	Third Quarter		Change
	Fiscal 2026	Fiscal 2025	$	%
Net cash (used) provided by operating activities	$(30.5)	$(12.0)	$(18.5)	NM
Net proceeds from sale and leaseback transactions (1)	452.4	—	452.4	NM
Additions to property, plant and equipment and prepublication expenditures	(17.2)	(14.7)	(2.5)	(17)%
Net borrowings (repayments) of film related obligations	2.3	(4.0)	6.3	158%
Free cash flow (use)*	$407.0	$(30.7)	$437.7	NM

Net cash (debt)*	$90.6	$(189.4)	$280.0	148%
NM - Not meaningful
* Please refer to the non-GAAP financial tables attached
(1) Excludes tax impact from sale-leaseback transactions.

During the quarter, the Company completed its sale-leaseback transactions, generating over $400 million in net proceeds. These transactions are expected to reduce fiscal 2026 operating income and Adjusted EBITDA by approximately $7 million and $14 million, respectively, on a partial-year basis.

Net cash used in operating activities was $30.5 million, compared to $12.0 million in the prior year period, primarily driven by higher tax payments related to the sale-leaseback transactions, partly offset by the timing of royalty payments. Free cash flow (a non-GAAP measure of operations explained in the accompanying tables) was $407.0 million in fiscal 2026, compared to free cash flow use of $30.7 million in the prior period, reflecting over $400 million in net proceeds from the Company’s sale-leaseback transactions closed during the quarter.

Net cash was $90.6 million compared to net debt of $189.4 million in the prior year period, primarily reflecting net proceeds from the Company’s sale-leaseback transactions, repayment of the outstanding balance on its unsecured revolving credit facility and free cash flow over the prior twelve months, partially offset by capital returns to shareholders.

Since completing the sale-leaseback transactions in December, the Company has returned approximately $147.0 million to shareholders through open-market share repurchases. In the third quarter, the Company distributed $5.1 million in dividends.

Consistent with its disciplined approach to balance sheet management, including the recent sale-leaseback transactions, and to shareholder returns, the Company has established a long-term net leverage target of 2.0 to 2.5 times Adjusted EBITDA.

As a step toward that long-term goal and as announced today, the Company’s Board of Directors has authorized a new $300 million share repurchase program, including a planned $200 million modified Dutch auction tender offer with a price range between $36 to $40 per share. The remaining portion of the authorization will be available for open-market repurchases.

Fiscal Year-To-Date 2026 Review

In $ millions (except per share data)	Year-To-Date		Change
	Fiscal 2026	Fiscal 2025	$	%
Revenues	$1,105.8	$1,117.2	$(11.4)	(1)%

Operating income (loss) (1)	$(36.2)	$(37.7)	$1.5	4%
Earnings (loss) before taxes	$70.7	$(50.2)	$120.9	NM
Diluted earnings (loss) per share	$1.87	$(0.61)	$2.48	NM

Operating income (loss), ex. one-time items * (1)	$(11.2)	$(27.6)	$16.4	59%
Diluted earnings (loss) per share, ex. one-time items*	$(0.02)	$(0.34)	$0.32	94%

Adjusted EBITDA * (1)	$66.8	$54.2	$12.6	23%
NM - Not meaningful
* Please refer to the non-GAAP financial tables attached
(1) Operating income and Adjusted EBITDA include a $3.0 and $6.7 impact related to the sale-leaseback transactions, respectively.

Revenues of $1,105.8 million year to date deceased 1.0%, compared to $1,117.2 million in the prior year period. The modest decline primarily reflects lower supplemental curriculum and collections product sales in Education in a continued challenging funding environment, partly offset by strength in Book Fairs and the Company’s major global publishing franchises.

Operating loss was $36.2 million year to date, compared to operating loss of $37.7 million a year ago, including $25.0 million and $10.1 million in one-time charges in each period, respectively. Excluding one-time charges, operating loss improved $16.4 million from a year ago. Adjusted EBITDA increased $12.6 million to $66.8 million. Excluding the partial-year impact of the sale-leaseback transactions of $3.0 million on adjusted operating loss and $6.7 million on adjusted EBITDA in the current period, adjusted operating loss was $8.2 million and adjusted EBITDA was $73.5 million. These results primarily reflect higher revenues in the Children’s Book Publishing and Distribution segment and a reduction in discretionary overhead expenses, which more than offset the impact of lower sales in Education Solutions.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

The tender offer described in this press release has not yet commenced. This press release is for information purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation of offers to purchase shares of the Company’s common stock will be made only pursuant to the tender offer documents, including an Offer to Purchase and related Letter of Transmittal, that the Company intends to distribute to shareholders and file with a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”). Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company will be filing with the SEC at the

SEC’s website at www.sec.gov or from the Company’s information agent in connection with the tender offer.
Conference Call
The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, March 19, 2026. Peter Warwick, Scholastic President and Chief Executive Officer, Haji Glover, the Company’s Chief Financial Officer, Executive Vice President, and Jeffrey Mathews, Chief Growth Officer, Executive Vice President, will moderate the call.

A live webcast of the call can be accessed at https://edge.media-server.com/mmc/p/6ckfp8k8. To access the conference call by phone, please go to https://register-conf.media-server.com/register/BI5d9a8745cca34b5aa7be9d82954f12c9, which will provide dial-in details. To avoid delays, participants are encouraged to dial into the conference call five minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will be posted at investor.scholastic.com.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been meeting children where they are – at school, at home and in their communities – by creating quality content and experiences, all beginning with literacy. Scholastic delivers stories, characters, and learning moments that empower all kids to become lifelong readers and learners through bestselling children's books, literacy- and knowledge-building resources for schools including classroom magazines, and award-winning, entertaining children's media. As the world's largest publisher and distributor of children's books through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online, and with a global reach into more than 135 countries, Scholastic encourages the personal and intellectual growth of all children, while nurturing a lifelong relationship with reading, themselves, and the world around them. Learn more at www.scholastic.com.

Contact

Investors:
Mary Garofalo
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Nine months ended
	02/28/26	02/28/25	02/28/26	02/28/25
Revenues	$329.1	$335.4	$1,105.8	$1,117.2
Operating costs and expenses:
Cost of goods sold	150.3	154.6	499.4	511.5
Selling, general and administrative expense	192.8	187.5	587.5	594.5
Depreciation and amortization	12.9	16.9	45.7	48.5
Asset impairments and write downs	—	0.3	9.4	0.4
Total operating costs and expenses	356.0	359.3	1,142.0	1,154.9
Operating income (loss)	(26.9)	(23.9)	(36.2)	(37.7)
Interest income (expense), net	(0.8)	(4.3)	(10.3)	(11.7)
Other components of net periodic benefit (cost)	(0.3)	(0.2)	(1.0)	(0.8)
Gain on sale and leaseback transactions	119.8	—	118.2	—
Earnings (loss) before income taxes	91.8	(28.4)	70.7	(50.2)
Provision (benefit) for income taxes	29.3	(24.8)	23.4	(32.9)
Net income (loss)	62.5	(3.6)	47.3	(17.3)
Basic and diluted earnings (loss) per share of Class A and Common Stock (1)
Basic	$2.61	$(0.13)	$1.91	$(0.61)
Diluted	$2.55	$(0.13)	$1.87	$(0.61)
Basic weighted average shares outstanding	23,938	27,778	24,828	28,135
Diluted weighted average shares outstanding	24,460	27,876	25,252	28,490
(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results, Excluding One-Time Items
(Unaudited)
(In $ Millions)

	Three months ended		Change		Nine months ended		Change
	02/28/26	02/28/25	$	%	02/28/26	02/28/25	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$14.6	$15.2	$(0.6)	(4)%	$44.9	$51.1	$(6.2)	(12)%
Book Fairs	113.3	110.7	2.6	2%	389.4	370.5	18.9	5%
School Reading Events	127.9	125.9	2.0	2%	434.3	421.6	12.7	3%
Consolidated Trade	69.7	77.4	(7.7)	(10)%	253.6	254.1	(0.5)	—%
Total Revenues	197.6	203.3	(5.7)	(3)%	687.9	675.7	12.2	2%
Operating income (loss), ex. one-time items *	8.9	7.6	1.3	17%	83.4	73.1	10.3	14%
Adjusted operating margin *	4.5%	3.7%			12.1%	10.8%

Education Solutions
Revenues	56.1	57.2	(1.1)	(2)%	158.4	184.1	(25.7)	(14)%
Operating income (loss), ex. one-time items *	(5.2)	(6.9)	1.7	25%	(27.7)	(24.4)	(3.3)	(14)%
Adjusted operating margin *	NM	NM			NM	NM

Entertainment
Revenues	16.0	12.8	3.2	25%	44.7	46.2	(1.5)	(3)%
Operating income (loss), ex. one-time items *	(2.5)	(2.4)	(0.1)	(4)%	(10.1)	(5.1)	(5.0)	(98)%
Adjusted operating margin *	NM	NM			NM	NM

International
Revenues	58.7	59.3	(0.6)	(1)%	207.6	202.8	4.8	2%
Operating income (loss), ex. one-time items *	(4.7)	(2.0)	(2.7)	(135)%	4.0	(3.2)	7.2	NM
Adjusted operating margin *	NM	NM			1.9%	NM

Overhead
Revenues	0.7	2.8	(2.1)	(75)%	7.2	8.4	(1.2)	(14)%
Operating income (loss), ex. one-time items *	(20.8)	(17.2)	(3.6)	(21)%	(60.8)	(68.0)	7.2	11%

Operating income (loss), ex. one-time items *	$(24.3)	$(20.9)	$(3.4)	(16)%	$(11.2)	$(27.6)	$16.4	59%
Adjusted operating margin *	NM	NM			NM	NM
NM - Not meaningful
* Please refer to Table 4 for one-time items and a reconciliation of the non-GAAP financials.

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
			02/28/26	02/28/25
Cash and cash equivalents			$104.6	$94.7
Accounts receivable, net			248.3	255.9
Inventories, net			282.5	270.8
Accounts payable			128.5	133.5
Deferred revenue			213.7	205.2
Accrued royalties			82.3	85.1
Film related obligations			17.4	18.8
Lines of credit and long-term debt			5.6	280.8
Net cash (debt) (1)			90.6	(189.4)
Total stockholders’ equity			871.9	941.3

Selected Cash Flow Items
	Three months ended		Nine months ended
	02/28/26	02/28/25	02/28/26	02/28/25
Net cash provided by (used in) operating activities	$(30.5)	$(12.0)	$(39.1)	$17.3
Net proceeds from sale of assets (3)	452.4	—	452.4	—
Property, plant and equipment additions	(13.4)	(9.0)	(33.4)	(39.9)
Prepublication expenditures	(3.8)	(5.7)	(13.0)	(15.8)
Net borrowings (repayments) of film related obligations	2.3	(4.0)	(0.9)	(18.6)
Free cash flow (use) (2)	$407.0	$(30.7)	$366.0	$(57.0)
(1) Net cash (debt) is defined by the Company as cash and cash equivalents less production cash of $8.4 and $3.3 as of February 28, 2026 and February 28, 2025, respectively, net of lines of credit and short-term and long-term-debt. Film related obligations are not included. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from the sale of assets, reduced by spending on property, plant and equipment and prepublication costs and adjusted for net cash flows from film related obligations. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.
(3) Excludes tax impact from sale-leaseback transactions.

Table 4
Scholastic Corporation
Supplemental Results - Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)
	Three months ended
	02/28/2026			02/28/2025
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$2.55	$(2.70)	$(0.15)	$(0.13)	$0.08	$(0.05)
Net income (loss) (2)	$62.5	$(66.0)	$(3.5)	$(3.6)	$2.3	$(1.3)
Earnings (loss) before income taxes (3)	$91.8	$(117.2)	$(25.4)	$(28.4)	$3.0	$(25.4)

Children’s Book Publishing and Distribution	$8.9	$—	$8.9	$7.6	$—	$7.6
Education Solutions	(5.2)	—	(5.2)	(6.9)	—	(6.9)
Entertainment (6)	(3.5)	1.0	(2.5)	(3.9)	1.5	(2.4)
International (7)	(4.7)	0.0	(4.7)	(2.1)	0.1	(2.0)
Overhead (8)	(22.4)	1.6	(20.8)	(18.6)	1.4	(17.2)
Operating income (loss)	$(26.9)	$2.6	$(24.3)	$(23.9)	$3.0	$(20.9)
	Nine months ended
	02/28/2026			02/28/2025
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$1.87	$(1.89)	$(0.02)	$(0.61)	$0.27	$(0.34)
Net income (loss) (2)	$47.3	$(47.8)	$(0.5)	$(17.3)	$7.7	$(9.6)
Earnings (loss) before income taxes (3)	$70.7	$(93.2)	$(22.5)	$(50.2)	$10.1	$(40.1)

Children’s Book Publishing and Distribution (4)	$82.6	$0.8	$83.4	$73.1	$—	$73.1
Education Solutions (5)	(31.1)	3.4	(27.7)	(24.4)	—	(24.4)
Entertainment (6)	(16.5)	6.4	(10.1)	(9.1)	4.0	(5.1)
International (7)	3.5	0.5	4.0	(4.7)	1.5	(3.2)
Overhead (8)	(74.7)	13.9	(60.8)	(72.6)	4.6	(68.0)
Operating income (loss)	$(36.2)	$25.0	$(11.2)	$(37.7)	$10.1	$(27.6)
(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.
(2) In the three and nine months ended February 28, 2026, the Company recognized a provision of $51.2 and $45.4, respectively, for income taxes in respect to one-time pretax items. In the three and nine months ended February 28, 2025, the Company recognized a benefit of $0.7 and $2.4, respectively, for income taxes in respect to one-time pretax items.

(3) In the three and nine months ended February 28, 2026, the Company recognized a pretax gain on the sale and leaseback transactions for its New York City and Jefferson City, Missouri facilities of $119.8 and $118.2, respectively.

(4) In the nine months ended February 28, 2026, the Company recognized pretax asset impairment of $0.8 related to a certain product.
(5) In the nine months ended February 28, 2026, the Company recognized pretax asset impairment of $3.4 related to certain education products.
(6) In the three and nine months ended February 28, 2026, the Company recognized pretax severance of $0.2 related to cost-savings initiatives and pretax other costs of $0.8 and $1.0, respectively. In the nine months ended February 28, 2026, the Company recognized pretax asset impairment of $5.2 primarily related to certain film and television programs in development. In the three and nine months ended February 28, 2025, the Company recognized pretax severance of $0.7 and $1.1, respectively, related to cost-savings initiatives, pretax costs of $0.5 and $2.6, respectively, related to the acquisition of 9 Story Media Group and pretax asset impairment of $0.3 related to an early exit of an office lease.

(7) In the three and nine months ended February 28, 2026, the Company recognized pretax severance of less than $0.1 and $0.5, respectively, related to cost-savings initiatives. In the three and nine months ended February 28, 2025, the Company recognized pretax severance of $0.1 and $1.5, respectively, related to cost-savings initiatives.

(8) In the three and nine months ended February 28, 2026, the Company recognized pretax severance of $1.0 and $11.8, respectively, related to cost-savings initiatives and other pretax expenses of $0.6 and $2.1, respectively. In the three and nine months ended February 28, 2025, the Company recognized pretax severance of $1.0 and $4.2, respectively, related to cost-savings initiatives and other pretax expense of $0.4.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	02/28/26	02/28/25
Earnings (loss) before income taxes as reported	$91.8	$(28.4)
One-time items before income taxes	(117.2)	3.0
Earnings (loss) before income taxes excluding one-time items	(25.4)	(25.4)
Interest (income) expense (1)	0.9	4.3
Depreciation and amortization	24.5	27.1
Adjusted EBITDA (2)	$0.0	$6.0
	Nine months ended
	02/28/26	02/28/25
Earnings (loss) before income taxes as reported	$70.7	$(50.2)
One-time items before income taxes	(93.2)	10.1
Earnings (loss) before income taxes excluding one-time items	(22.5)	(40.1)
Interest (income) expense (1)	10.7	11.9
Depreciation and amortization	78.6	82.4
Adjusted EBITDA (2)	$66.8	$54.2
(1) Amounts include production loan interest amortized into cost of goods sold.
(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Table 6

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA by Segment
(Unaudited)
(In $ Millions)

	Three months ended
	02/28/26
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1) (4)	Total
Earnings (loss) before income taxes as reported	$8.8	$(5.2)	$(4.0)	$(5.3)	$97.5	$91.8
One-time items before income taxes	—	—	1.0	0.0	(118.2)	(117.2)
Earnings (loss) before income taxes excluding one-time items	8.8	(5.2)	(3.0)	(5.3)	(20.7)	(25.4)
Interest (income) expense (2)	0.1	0.0	0.5	0.1	0.2	0.9
Depreciation and amortization (3)	7.8	6.1	6.2	2.0	2.4	24.5
Adjusted EBITDA (4)	$16.7	$0.9	$3.7	$(3.2)	$(18.1)	$0.0

	Three months ended
	02/28/25
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1)	Total
Earnings (loss) before income taxes as reported	$7.5	$(6.9)	$(4.6)	$(2.5)	$(21.9)	$(28.4)
One-time items before income taxes	—	—	1.5	0.1	1.4	3.0
Earnings (loss) before income taxes excluding one-time items	7.5	(6.9)	(3.1)	(2.4)	(20.5)	(25.4)
Interest (income) expense (2)	0.0	0.0	0.7	0.0	3.6	4.3
Depreciation and amortization (3)	7.8	6.2	5.0	1.9	6.2	27.1
Adjusted EBITDA	$15.3	$(0.7)	$2.6	$(0.5)	$(10.7)	$6.0

	Nine months ended
	02/28/26
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1) (4)	Total
Earnings (loss) before income taxes as reported	$82.4	$(31.1)	$(17.9)	$1.9	$35.4	$70.7
One-time items before income taxes	0.8	3.4	6.4	0.5	(104.3)	(93.2)
Earnings (loss) before income taxes excluding one-time items	83.2	(27.7)	(11.5)	2.4	(68.9)	(22.5)
Interest (income) expense (2)	0.2	0.0	1.7	0.1	8.7	10.7
Depreciation and amortization (3)	22.9	18.9	16.4	5.9	14.5	78.6
Adjusted EBITDA (4)	$106.3	$(8.8)	$6.6	$8.4	$(45.7)	$66.8

	Nine months ended
	02/28/25
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1)	Total
Earnings (loss) before income taxes as reported	$73.0	$(24.4)	$(11.4)	$(6.0)	$(81.4)	$(50.2)
One-time items before income taxes	—	—	4.0	1.5	4.6	10.1
Earnings (loss) before income taxes excluding one-time items	73.0	(24.4)	(7.4)	(4.5)	(76.8)	(40.1)
Interest (income) expense (2)	0.1	0.0	2.5	0.0	9.3	11.9
Depreciation and amortization (3)	23.1	18.6	16.5	5.9	18.3	82.4
Adjusted EBITDA	$96.2	$(5.8)	$11.6	$1.4	$(49.2)	$54.2
(1) The Company’s segments are defined as the following: CBPD - Children's Book Publishing and Distribution segment; EDUC - Education Solutions segment; ENT - Entertainment segment; INTL - International segment; OVH - unallocated overhead.

(2) Amounts includes production loan interest amortized into cost of goods sold.
(3) Depreciation and amortization in the Children’s Book Publishing and Distribution, Education Solutions and International segments includes amounts allocated from overhead.
(4) Includes a $6.7 impact of the sale-leaseback transactions in Overhead and consolidated Adjusted EBITDA for the three and nine months ended February 28, 2026.